                                  PRESS RELEASE



CONTACT:     Brent M. Giles
             President and Chief Executive Officer
             Liberty Savings Bank, F.S.B
             BGiles@LibertySB.com
             --------------------
             (816) 781-4822


                                  JUNE 28, 2006

 LIBERTY SAVINGS BANK, F.S.B. ANNOUNCES COMPLETION OF SUBSCRIPTION OFFERING AND
                       COMMENCEMENT OF COMMUNITY OFFERING


LIBERTY, MISSOURI - Liberty Savings Bank, F.S.B. (OTCBB: LBTM-News), announced on June 28, 2006 that it has completed its subscription offering to depositors and commenced its community offering in connection with its "second-step conversion" from mutual holding company to a stock holding company.

In order to consummate the offering, Liberty Bancorp, Inc. must sell a minimum of 2,065,692 shares at $10 per share. The Bank and Sandler O'Neill & Partners, L.P., marketing agent for the offering, are in the process of tabulating the stock orders received. The Bank estimates that it received subscriptions for approximately $12.0 million of common stock, which excludes shares to be purchased by the employee stock ownership plan. These orders will be maintained by the Company, with interest on subscribers' funds continuing to accrue until completion of the offering. The remaining shares are being offered to members of the general public in a community offering.

To facilitate the sale of the remaining shares, the Company has increased the stock purchase limitations as follows: the maximum amount that an eligible account holder, supplemental eligible account holder or other member may purchase in the offering is 20,000 shares, the maximum amount that purchasers in the community offering may purchase is 20,000 shares and the maximum amount that an individual, together with their associates and other persons acting in concert, may purchase in the offering is 80,000 shares. In addition, the number of shares purchased by any individual, together with any associates and other persons acting in concert, together with shares received by that person, persons or group in exchange for their Liberty Savings Bank shares, may not exceed 5% of the shares of Liberty Bancorp common stock that will be outstanding following the conversion. Subscribers who have submitted an order in the subscription offering for $75,000 of common stock are being given the opportunity to increase their orders to the new maximum limitations.

The completion of the offering remains subject to (i) confirmation by FinPro, Inc. the Company's independent appraiser, of the Company's existing appraisal,
(ii) approval of the Plan of Conversion and Reorganization by members (i.e., depositors of Liberty Savings Bank) at a special meeting to be held on July 6, 2006 and by shareholders of the Bank at a special meeting to be held on July 6, 2006, and (iii) receipt of final regulatory approvals.

The terms and conditions of the community offering are more fully set forth in the Company's prospectus dated May 15, 2006, as supplemented by the Company's prospectus supplement dated June 28, 2006. The offering is made only by the prospectus and prospectus supplement and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus (including the prospectus supplement) and order form by calling the Conversion Center at 1-816-741-2097. The Company has not set an expiration date for the community offering and may terminate the community offering at any time. Interested persons should therefore request offering materials and return order forms promptly. In the community offering, the Company will give preference to the following persons in order of priority: (i) stockholders of Liberty Savings Bank as of May 8, 2006; (ii) natural persons and trusts of natural persons who are residents of Clay, Clinton, Platte and Jackson Counties, Missouri; and (iii) other persons to whom the Company delivers a prospectus and prospectus supplement. Subject to final depositor, shareholder and regulatory approvals, the Company expects to complete the offering on or about July 12, 2006.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, changes in the securities markets, the failure to complete the conversion and failure to obtain required stockholder and member approvals. Except as required by law, the Bank does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is made only by the prospectus and the prospectus supplement.